Exhibit 1 Third Quarter 2023 Earnings Webcast October 25, 2023

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the “Company” or “Vista”) can be found in the “Investors” section on the website at www.vistaoilandgas.com. This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission (“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission (“CNBV”) or an exemption from such registrations. This presentation does not contain all the Company’s financial information. As a result, investors should read this presentation in conjunction with the Company’s consolidated financial statements and other financial information available on the Company’s website. All the amounts contained herein are unaudited. Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods. No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act, “Affiliates”), members, directors, officers or employees or any other person (the “Related Parties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice. This presentation includes “forward-looking statements” concerning the future. The words such as “believes,” “thinks,” “forecasts,” “expects,” “anticipates,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations – including Vista’s anticipated performance and guidance for 2023 included in this presentation – are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward looking statements, including, among other things uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; the impact of political developments and uncertainties relating to political and economic conditions in Argentina, including the policies of the government in Argentina; significant economic or political developments in Mexico and the United States; uncertainties relating to future election results in Argentina and Mexico; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid 19 outbreak and its different variants; the effects of a pandemic or epidemic and any subsequent mandatory regulatory restrictions or containment measures; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; potential changes in regulation and free trade agreements as a result of U S Mexican or other Latin American political conditions; environmental regulations and internal policies to achieve global climate targets; and the ongoing conflict involving Russia and Ukraine. Forward looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward looking statements and Vista’s business can be found in Vista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitor Vista’s Investor Relations website, in addition to following Vista’s press releases, SEC filings, public conference calls and webcasts.

03 Strong sequential growth in key metrics Q3 2023 HIGHLIGHTS (1) (2) (3) Production Revenues Lifting Cost Oil Production Free Cash Flow (43) $MM 49.5 Mboe/d 41.5 Mbbl/d 290 $MM 4.8 $/boe (2)% y-o-y (1)% y-o-y (13)% y-o-y (35)% y-o-y 6% q-o-q 6% q-o-q 25% q-o-q 0% q-o-q (4) (5) (6) (7) (8) Adj. EBITDA Adj. Net Income Adj. EPS CAPEX Net Leverage Ratio 226 $MM 123 $MM 1.3 $/sh 181 $MM 0.7 x (3)% y-o-y 54% y-o-y 40% y-o-y 11% y-o-y 49% q-o-q 114% q-o-q 112% q-o-q 1% q-o-q (1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations conventional assets + Impairment (recovery) of long-lived assets + other adj. (2) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, (5) Adjusted net income/loss = Net (loss)/profit + Deferred income tax + Changes in fair value of warrants + Gain related to depreciation, royalties, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + impairment of conventional assets (recovery) of long-lived assets (3) Free cash flow = Operating activities cash flow + Investing activities cash flow (6) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares (4) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, (7) Property, plant and equipment additions depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization (8) Net leverage ratio = LTM Adj. EBITDA / Net debt expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of

04 (1) Double-digit interannual production growth on a pro forma basis (2) TOTAL PRODUCTION OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +12% +12% +13% +6% +6% +13% 50.7 49.5 46.6 1.32 41.9 41.5 1.22 39.2 1.08 44.3 37.1 1.08 Q3-22 Q2-23 Q3-23 Q3-22 Q2-23 Q3-23 Q3-22 Q2-23 Q3-23 (3) (1) Production from transferred assets Pro forma Actuals Q3-23 MONTHLY BREAKDOWN Mboe/d 53.0 49.9 45.6 ▪ Sequential production increase driven by tie-in of 12 new wells in Bajada del Palo Oeste ▪ July production impacted by a delay in the tie-in of cube development pilot in BPO (BPO-16 and BPO-17) Jul-23 Aug-23 Sep-23 (1) Pro forma production reflects production net of assets transferred to Aconcagua on March 1, 2023 (shows production as if the transaction had occurred on March 1, 2022) (2) Includes oil, gas and LPG production. LPG production in Q3 2023 totaled 304 boe/d, compared to 553 boe/d in Q2 2023 and 462 boe/d in Q3 2022 (3) Includes Entre Lomas, Jarilla Quemada, Charco del Palenque, Jagüel de los Machos and 25 de Mayo-Medanito SE concessions transferred to Aconcagua, effective as of March 1, 2023. Since that date Vista remains entitled to 40% of crude oil and natural gas production and reserves, and 100% of LPG and condensates production and reserves, of such concessions

05

Accelerated well tie-ins and expanded midstream capacity

DEVELOPMENT HUB PROGRESS



Aguada Federal (AF)
Bajada del Palo Oeste (BPO)
Bajada del Palo Este (BPE)
Coirón Amargo Norte (CAN)
40
35
30
25
20
Pads tied-in to date
Pads to be tied-in before YE

PAD	UPDATE
BPO-16 BPO-17	Cube development pilot. Tied-in in late July
BPO-18	Completed in August. Tied-in during September
BPO-19	Completed in September.Tied-in during October
BPO-20	3-well pad. Drilled during Q3. Currently under completion. Planned to be tied-in during November
BPO-21	Currently drilling. Planned to be tied-in before year-end

2023 PRODUCTION AND TIE-INS



Mboe/d
Tie-ins (# of wells)
5
3
12
11
52.2
46.6
49.5
60.0
Q1-23A
Q2-23A
Q3-23A
Q4-23E

TREATMENT AND TRANSPORTATION CAPACITY EXPANSION

- Completed crude oil treatment plant upgrade to increase capacity to 70 Mbbl/d
- Initial phase of Oldelval expansion added 7.5 Mbbl/d of trunk pipeline capacity to Vista
- Vaca Muerta Norte on track to be online before year-end

06 Oil export volumes and prices drive sequential revenue growth REVENUES AVERAGE CRUDE OIL PRICE AVERAGE NATURAL GAS PRICE $MM $/bbl $/MMBtu 1.9 1.6 2.2 (12)% (24)% (13)% +5% 333.6 +25% 76.6 289.7 4.4 67.6 64.3 3.9 231.0 3.3 57% 53% 49% Q3-22 Q2-23 Q3-23 Q3-22 Q2-23 Q3-23 Q3-22 Q2-23 Q3-23 Total revenues % of export in total revenues Oil exports (MMbbl) (1) ▪ 56% of LTM revenues from export ▪ Realized oil prices of 61.7 $/bbl ▪ Interannual decline driven by 50% markets in the domestic market and lower prices to industrial markets (2) 74.9 $/bbl in the export market and sequential decline driven by a lower share of export volumes ▪ Exported 2.2 MMbbl (24.0 Mbbl/d) of crude oil, representing 55% of total oil sales volumes and 61% of total oil revenues (1) Does not include trucking transportation cost from sales point to refinery. Total realized oil price net of this cost is 58.8 $/bbl (2) Net of export tax. Export price before export tax was 80.9 $/bbl in Q3-23

07

Strong cost reduction driven by focus on shale operations


LIFTING COST (1)
$MM
(37)%
34.8
20.3
21.9
Q3-22
Q2-23
Q3-23


LIFTING COST PER BOE (1)(2)
$/boe
(35)%
7.5
4.8
4.8
50.7
46.6
49.6
Q3-22
Q2-23
Q3-23
Lifting cost per boe
Total production (Mboe/d)

- Consolidated lifting cost per boe below 5 $/boe, driven by new operating model fully focused on shale oil operations
- On track to outperform lifting cost 2023 guidance

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration, G&A costs and Other non-cash costs related to the transfer of conventional assets

(2) Lifting cost is shown as Operating costs in our Income Statement. Lifting cost per boe = Operating costs / Total production. Lifting cost for Q3-23 (4.8 $/boe) = Operating costs (21.9 $MM) / Total production (4.5 MMboe)

08

Strong sequential expansion of margins


ADJ. EBITDA (1)
$MM
(3)%
+49%
233.7
151.8
226.4
Q3-22
Q2-23
Q3-23
ADJ. EBITDA MARGIN
%
+8 p.p.
+12 p.p.
70%
66%
78%
76.6
64.3
67.6
Q3-22
Q2-23
Q3-23
NETBACK (2)
$/boe
(1)%
+39%
50.1
35.8
49.8
Q3-22
Q2-23
Q3-23
Adj. EBITDA margin
Realized crude oil price ($/bbl)

- Strong sequential increase in Adj. EBITDA on the back of revenue growth and flat lifting cost
- Expecting Q4-23 Adj. EBITDA to range between 215-230 $MM, subject to the evolution of domestic crude oil prices

(1) Adj. EBITDA = Net (loss) / profit for the period + Income tax (expense) / benefit + Financial results, net + Depreciation, depletion and amortization + Transaction costs related to business combinations + Restructuring and reorganization expenses + Gain related to the transfer of conventional assets + Other non-cash costs related to the transfer of conventional assets + Impairment (recovery) of long-lived assets + other adj.

(2) Netback = Adj. EBITDA / Total production volumes

VISTA
ENERGY FOR TOMORROW

09 9 Accelerating capex in preparation for planned 2024 production ramp-up (1) Q3 2023 CASH FLOW EVOLUTION CAPEX $MM $MM 181 179 163 Beginning of period Operating activities Investing activities Financing activities End of period Q3-22 Q2-23 Q3-23 (2) cash position cash flow cash flow cash flow cash position (3) FREE CASH FLOW $MM ▪ Operating activities cash flow impacted by income tax payments and a temporary increase in working capital 44 ▪ Cash flow used in investing activities reflects capex of 181 $MM for the quarter ▪ Cash flow used in financing activities reflects the issuance of our series XXI bond for 70 $MM (5-year maturity, bullet, 0.99% coupon) (43) ▪ Healthy net leverage ratio at 0.7x LTM Adj. EBITDA (85) Q3-22 Q2-23 Q3-23 (1) Cash is defined as Cash, bank balances and other short-term investments (2) For the purpose of this graph, cash flow used in financing activities is the sum of: (i) cash flow generated by financing activities for 27.4 $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents and other financial results for –32.8 $MM; and (iii) the variation in Government bonds for 0.05 $MM (3) Free cash flow = Operating activities cash flow + Investing activities cash flow

10 Closing remarks On track to deliver 31 tie-ins for the year Activity ramp-up leaves us well poised to achieve our 70 Mboe/d production target in 2024 Solid progress in oil treatment and transportation expansion projects Strong financial metrics evidenced by Adj. EPS of 1.3 $/sh and 78% Adj. EBITDA margin

THANKS! Q&A